UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2015
Illumina, Inc.
(Exact name of registrant as specified in its charter)

001-35406
(Commission File Number)

Delaware	33-0804655
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5200 Illumina Way, San Diego, CA 92122
(Address of principal executive offices) (Zip code)

(858) 202-4500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 25, 2015, Illumina, Inc. and its wholly-owned subsidiary, Illumina Cambridge Ltd. (the "Company"), entered into an agreement to lease (the "Lease") with an affiliate of BioMed Realty Trust, Inc.  Under the terms of the Lease, the Company will lease an office building, consisting of approximately 155,000 rentable square feet, to be constructed at BioMed’s Granta Park laboratory and office campus located near Cambridge, England.  In addition, the Company has the right to further expand the premises and lease an additional 70,000 rentable square feet (the "Expansion Space").

The Lease has a 20 year term, commencing October 2017, and the Company has a no-penalty termination option at the end of year 15.  The aggregate rent during the 20-year term of the Lease is expected to be approximately £94 million, not including the Expansion Space and associated land rent.  In addition to rent, the Lease requires the Company to pay certain taxes, insurance, and operating costs relating to the leased building.

The foregoing description of the Lease is qualified in its entirety by reference to the full text thereof, a copy of which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ending June 28, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILLUMINA, INC.
Date:	June 25, 2015	By:	/s/ CHARLES E. DADSWELL
Charles E. Dadswell
Senior Vice President and General Counsel